Exhibit 12.1

   Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends
                              (Dollars in millions)

The Company's consolidated ratios of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are set forth below:

                                                                      Year Ended
                                                            -------------------------------
                                                            Dec. 31,    Dec. 31,    Dec. 31,
                                                              1999        1998        1997
                                                             ------      ------      ------
Income before income taxes                                   $370.8      $293.6      $280.6

Combined fixed charges and preferred stock dividends:
 Interest expense on deposits                                 481.4       465.5       473.0

 Interest expense on long-term debt                            13.9        13.9         6.4

 Interest expense on guaranteed preferred beneficial
   interest in Company's junior subordinated debentures        18.3        18.3        10.7

 Appropriate portion (1/3) of rent expense                      7.7         5.5         4.3

 Preferred stock dividend requirements                           --          --         0.4
                                                             ------      ------      ------
       Total combined fixed charges and
         preferred stock dividends                           $521.3      $503.2      $494.8
                                                             ======      ======      ======

Earnings before income taxes and combined fixed
 charges and preferred stock dividends                       $892.1      $796.8      $775.4
                                                             ======      ======      ======

Ratio of earnings to combined fixed charges and
 preferred stock dividends (including interest expense
 on deposits)                                                 1.71x       1.58x       1.57x
                                                             ======      ======      ======